UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015 (October 15, 2015)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

15850 Dallas Parkway, Suite 140

Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

DGSE Companies, Inc. (“DGSE”) previously disclosed in its Current Reports on Form 8-K filed on August 4, 2015 and September 11, 2015 that it had submitted a notice to the NYSE MKT LLC (the “MKT”) stating that DGSE was not in compliance with the continued listing standards as set forth in the NYSE MKT Company Guide (the “Company Guide”). Specifically, Section 801(h) of the Company Guide provides that 50% of the members on the board of directors of each listed company that is a smaller reporting company must be independent directors as defined in Section 803A of the Company Guide. DGSE was also out of compliance with Section 803B(2)(c) of the Company Guide, regarding having an audit committee of at least two members, each of whom satisfies the independence standards. Due to the recent resignations of certain directors, DGSE failed to comply with the board composition requirement and the audit committee requirement.

As disclosed in its Current Reports on Form 8-K filed on October 9, 2015 and October 14, 2015, DGSE has elected two new independent directors to the Board of Directors of DGSE and each were appointed to serve on the Compliance, Governance and Nominating Committee, the Compensation Committee and the Audit Committee.

On October 15, 2015, DGSE received a letter from the MKT confirming that DGSE has resolved the continued listing deficiencies described above and is now in compliance with the MKT’s continued listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ MATTHEW M. PEAKES
Matthew M. Peakes
Chief Executive Officer

Date:   October 16, 2015